Advance Auto Parts, Inc. Exhibit 10.4
2022 Time-Based Nonstatutory Option Award Agreement

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to <Participant Name> (the “Participant”) an award of a Nonstatutory Option (an “Option”). This award for an Option (this “Award”) represents the right to purchase a number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this agreement (“Agreement”) and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
1.Grant of Option: An Option to purchase the following number of Shares has hereby been granted to the Participant:

Award Date	Number of Shares Purchasable	Exercise Price
Award Date	Number of Shares Purchasable	Exercise Price

2.Vesting Schedule. Subject to the remaining provisions of this Award, the Option shall vest and become exercisable in approximately equal one-third portions on each of the first three anniversaries of the Award Date, commencing on the first anniversary of the Award Date and becoming fully vested on the third anniversary of the Award Date if the Participant remains continuously employed by the Company until each respective vesting date:
Vesting Date / # of shares vested
3.Termination for Due Cause: Notwithstanding anything else in this Agreement, if the Participant engages in conduct that constitutes Due Cause at any time during the Participant’s employment or other association or thereafter, the Option shall immediately terminate, and the Participant shall immediately and irrevocably:
a.forfeit the portion of the Option not yet exercised; and
b.forfeit all Shares delivered, or otherwise subject to delivery, upon exercise of the Option on or after the Participant first engages conduct that constitutes Due Cause as determined in the Committee’s sole discretion, upon refund by the Company of the Exercise Price to the extent paid.
For purposes of this Agreement, “Due Cause” has the meaning ascribed to this term in the Participant’s Loyalty Agreement (in the case of SVPs) or Employment Agreement (in the case of CEO/EVPs).
4.Change of Control: Upon a Change of Control, any then the unvested portion of the Option will vest and become exercisable immediately:
a.on the Change of Control date in the event the Company’s successor or its affiliate does not assume, convert, or replace the Award; or
b.upon the termination of the Participant’s employment or other association with the Company or with its successor in the event the Award continues or the Company’s successor assumes, converts or replaces the Award and Participant’s employment or other association with the Company or its successor is terminated without Due Cause, as determined by the Committee or its applicable successor, within 24 months following the Change of Control date.
5.Term of Option.
a.The Option shall have a term of ten (10) years from the Award Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.
b.The Option shall automatically terminate upon the happening of the first of the following events:
i.The expiration of the one-year period after the Participant’s employment or other association with the Company is terminated on account of death or Disability. For the purposes of this

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Agreement, Disability is defined as the Participant having become disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
ii.The expiration of the 90-day period after the Participant’s employment or other association with the Company is terminated for any reason other than for Due Cause, death, or Disability.
iii. The date on which the Participant’s employment or other association with the Company is terminated for Due Cause.
c.Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth (10th) anniversary of the Award Date. Any portion of the Option that is not exercisable at the time the Participant’s employment or other association with the Company is terminated shall immediately terminate.
6.Exercise Procedures and Restrictions.
a.Subject to the provisions of Sections 2 through 5 above, the Participant may exercise part or all of the exercisable Option by giving the Company written notice, in the manner provided in this Agreement, of intent to exercise, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Participant shall pay the Exercise Price (i) in cash or check payable to the order of the Company, (ii) by delivery (either actually or by attestation) to the Company of Shares having a Market Value equal to the Exercise Price, (iii) by surrender of the Option as to all or part of the shares of Shares for which the Option is then exercisable in exchange for Shares having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.
b.Only the Participant (or the Participant’s legal representative during a period of the Participant’s Disability) may exercise the Option during the Participant’s lifetime. After the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
c.The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company/Committee counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant (or other person exercising the Shares after the Participant’s death or Disability) represent that the Participant is purchasing Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.
d.All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any applicable income taxes, employment taxes, social insurance, social security, national insurance contribution, payroll taxes, contributions, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to this Award (the “Applicable Taxes”). Subject to Committee approval, the Participant may elect to satisfy any Applicable Tax obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (or such other rate approved by the Committee that does not result in adverse accounting consequences).
7.Non-Transferability of Option: The Award (including the Option hereunder) shall not be transferable and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In the event of any attempt by the Participant to sell, transfer, pledge, assign, or otherwise alienate or hypothecate of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

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8.Notices: Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):
a.If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-1173 or telecopy at (540) 561-1448; and
b.If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.
9.Restrictive Covenants:
a.Non-Competition. Participant acknowledges and agrees that the Company is engaged in a highly competitive business, and that by virtue of Participant’s position and responsibilities as an employee of the Company and Participant’s access to Confidential Information, engaging in a business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Participant agrees and covenants that during the Restricted Period, Participant shall not, on his/her own behalf or on another’s behalf, (a) accept employment by or provide services for a “Restricted Company,” as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, in any capacity, role or position with substantially the same or similar duties as Participant performed during Participant’s employment or other association with the Company; (b) provide services, including consulting or contractor services, for or on behalf of a Restricted Company which are the same or substantially similar as the duties Participant performed during Participant’s employment or other association with the Company; or (c) otherwise provide services, including consulting or contractor services, which would be directly or indirectly competitive with the Company. Participant understands that the business of the Company and Participant’s responsibilities on behalf of the Company have been nationwide and companywide in scope and that the Company has operations in certain international jurisdictions.  Accordingly, Participant agrees that this restriction will apply anywhere within the United States, including the United States’ territories and possessions (including, but not limited to, Puerto Rico and the U.S. Virgin Islands), as well as Canada, including its provinces, territories and possessions.  In the event this territory is determined by a court of competent jurisdiction to be overbroad, the territory may be reduced to any combination of the following which the court deems reasonable:  the Continental United States; the states of: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; the United States’ territories and possessions including, but not limited to, Puerto Rico and the U.S. Virgin Islands; and Canada, including its provinces, territories and possessions.
b.Non-Solicitation. Participant further agrees and covenants that during the Restricted Period, Participant shall not, without the prior written consent of the Company, directly or indirectly (a) solicit, recruit or attempt to persuade any person to terminate such person’s employment, service, or other association with the Company or any Affiliate, whether or not such person is a full-time employee or service provider and whether or not such employment, service, or other association is pursuant to a written agreement or is at-will, or (b) solicit, contact or attempt to persuade any current or prospective customer of the Company or any Affiliate, as of or during the one (1) year period prior to Participant’s termination of employment or other association, to alter such customer’s or prospective customer’s relationship with the Company or any Affiliate , whether or not Participant had direct responsibility for contact with such customers or prospective customers. Participant agrees and acknowledges that if any employee, consultant, independent contractor, or current or prospective customer of the Company is hired or solicited by any entity that has hired or agreed to hire Participant, such hiring or solicitation shall be conclusively presumed to be a violation of this Section 9(b); provided, however, that any hiring or solicitation of anyone pursuant to a general solicitation conducted by an entity that has hired or agreed to hire Participant, or by a recruiter employed by such entity, which does not involve Participant, shall not be a violation of this Section 9(b).
c.Remedies. Participant agrees that any breach by Participant of the covenants contained in this Section 9 will result in irreparable injury to Company, for which money damages could not adequately

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compensate the Company. Therefore, the Company shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce this Section 9 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the covenants set forth in this Section 9. Participant agrees that in any action in which the Company seeks injunction, specific performance, or other equitable relief, Participant will not assert or contend that any of the provisions of this Section 9 are unreasonable or otherwise unenforceable. In addition, if Participant breaches any of the covenants in this Section 9, Participant shall immediately and irrevocably forfeit the portion of the Option not yet exercised, and forfeit all Shares delivered, or otherwise subject to delivery, upon exercise of the Option on or after the Participant first engages conduct that constitutes Due Cause as determined in the Committee’s sole discretion, upon refund by the Company of the Exercise Price to the extent paid.
d.Definitions. For purposes of this Section 9, the following terms are defined as follows:
i.“Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of the Company, technical data, trade secrets or know-how in which the Company or its Affiliates or related entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its Affiliates and related entities on whom Participant called, with whom Participant dealt or with whom Participant became acquainted during the term of Participant’s employment or other association with the Company), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Participant or disclosed to Participant by the Company or its Affiliates or related entities or any other person or entity during the term of Participant’s employment or other association with the Company or its Affiliates, either directly or indirectly, electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its Affiliates or related entities or otherwise.  Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Participant. Participant acknowledges that the Confidential Information has been developed by the Company at significant expense and effort.
ii.“Restricted Period” shall mean the period of Participant’s employment or other association with the Company and one (1) year period following termination thereof; provided, however, that the Restricted Period shall not expire and shall be tolled during any period in which Participant is in violation of this Section 8, and therefore the Restricted Period shall be extended for a period equal to the duration of Participant’s violation hereof.
e.Certain Disclosures. Nothing in this Agreement shall prohibit or restrict Participant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to Participant individually (and not directed to the Company and/or its subsidiaries or Affiliates) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Participant’s attorney in relation to a lawsuit for retaliation against Participant for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Participant to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct. Additionally, nothing in this Agreement shall prohibit or restrict Participant from providing legal

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representation, engaging in the practice of law or any communication or contact with Participant, regardless of who initiates it, regarding any legal representation or the practice of law.
10.Confidentiality: The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, Participant’s legal counsel, Participant’s accountant(s) and/or tax advisor(s) and/or Participant’s financial advisor(s), or as otherwise provided in Section 9 of this Agreement. Should the details of this Agreement be shared with the aforementioned, it shall be on a confidential basis.
11.Tax Matters: The Company makes no representation or warranty as to the exercise of the Option or upon your receipt or sale or other disposition of the Shares purchased under the Option. You should rely on your own tax advisors for such advice. In order to comply with all applicable tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all Applicable Taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of the applicable tax event. The Company will inform you of alternative methods to settle any Applicable Taxes due.
12.Miscellaneous:
a.This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee (or the Committee’s successor) of any provision of the Plan, this Agreement, or the Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.
b.Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without Due Cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written Employment Agreement or Loyalty Agreement to which you are a party.
c.None of the Plan, this Agreement, or the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
d.An original record of this Agreement and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
e.If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.
f.For any Participant who is an Executive Officer of the Company as defined in the Company’s Incentive Compensation Clawback Policy (“Clawback Policy”), this Award shall be subject to the Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Committee.
g.This Agreement is intended to be consistent with your Employment Agreement or Loyalty Agreement with the Company, if applicable, in effect on the Award Date first written above. To the extent that any provision of this Agreement is inconsistent with the terms of such agreement with the Company in effect as of the Award Date, the provisions of this Agreement shall control with respect to this Award.
h.This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.
i.The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the exercise of the Option or disposition of Shares

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acquired upon exercise of the Option and the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
j.Notwithstanding anything to the contrary herein, participants residing and/or working outside of the United States shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing or working or if the Participant relocates to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Award, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Additional Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:
Natalie Schechtman
    Executive Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Agreement notwithstanding any terms of an Employment Agreement / Loyalty Agreement between the Company and the undersigned to the contrary:

By:
Electronic Signature                 Acceptance Date

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ADDENDUM A TO THE AGREEMENT
ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

This Addendum A includes additional terms and conditions that govern the Award granted to the Participant if the Participant works or resides outside the United States.
Capitalized terms used but not defined herein are defined in the Plan or the Agreement and have the meanings set forth therein.
1.Vesting. For purposes of the Agreement, the Participant’s employment or other association with the Company and its Affiliates shall be deemed to terminated on the date on which the Participant ceases to be actively employed by the Company or any of its Affiliates, which shall not be extended by any notice period, whether mandated or implied under local law during which the Participant is not actually employed (e.g., garden leave or similar leave) or during or for which the Participant receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Participant’s employment or other association with the Company and its Affiliates terminates for purposes of the Agreement without reference to any other agreement, written or oral, including the Participant’s contract of employment, if applicable.
2.No Acquired Right. The Participant acknowledges and agrees that:
a.The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.
b.The Award (and any similar awards the Company may in the future grant to the Participant, even if such awards are made repeatedly or regularly, and regardless of their amount) and the Shares acquired under the Plan (i) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the Participant and the Company or any Affiliate; (ii) do not create any contractual entitlement to receive future awards or benefits in lieu thereof and are not intended to replace any pension rights or compensation, as applicable; and (iii) do not form part of normal or expected salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, if applicable, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.
c.The Award and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.
d.The Participant is voluntarily participating in the Plan.
e.In the event that the Participant is an employee and the Participant’s employer is not the Company, the grant of the Award and any similar awards the Company may grant in the future to the Participant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Award and any similar awards the Company may grant in the future to the Participant will not be interpreted to form an employment contract with the Participant’s employer or any Affiliate.
f.The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Shares do not increase in value, the Option will have no value. If the Participant exercises the Option and acquires Shares, the value of the acquired Shares may increase or decrease, including below the purchase price of the Shares. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or the Shares.
g.The Participant shall have no rights, claim or entitlement to compensation or damages as a result of the Participant’s cessation of employment or other association for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Participant’s ceasing to have rights under the Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares purchased through the exercise of the Option as a result of such cessation, and the Participant irrevocably

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releases the Participant’s employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement, the Participant shall be deemed to have irrevocably waived the Participant’s entitlement to pursue such rights or claim.
3.Data Protection (Jurisdictions other than European Union/European Economic Area/United Kingdom).
a.In order to facilitate the Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal information and sensitive personal information about the Participant (including, without limitation, the Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by the Participant). The Participant consents explicitly, willingly, and unambiguously to the Company (or its Affiliates or payroll administrators) collecting, holding and processing the Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, the Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. The Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. The Participant understands that the data may be transferred to a broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than the Participant’s country.
b.The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current. The Participant understands that the data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.
c.The Participant understands that the Participant may, at any time, make a request to view the Participant’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer the Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Participant and may result in the possible exclusion of the Participant from continued participation with respect to the Award or any future awards under the Plan.
4.Foreign Asset/Account Reporting Requirements; Exchange Controls. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting or exercise of the Option, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in the Participant’s country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Participant further understands that the Participant should consult the Participant’s personal tax and legal advisors, as applicable, on these matters.
5.Withholding; Responsibility for Taxes. This provision supplements Section 11 of the Agreement.
The Participant authorizes the Company and/or the affiliate employing or retaining the Participant, or their respective agents, at their discretion, to satisfy the obligations with respect to all Applicable Taxes by withholding from any wages or other cash compensation paid to the Participant by the Company and/or affiliate. The Participant acknowledges that regardless of any action the Company (or any Affiliate employing or retaining the Participant) takes with respect to any or all Applicable Taxes, the ultimate liability for all Applicable Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company (and its Affiliates) (i) make no representations or undertakings regarding the

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treatment of any Applicable Taxes in connection with any aspect of the Award, including the grant, vesting or issuance of Shares upon exercise of the Option, and the subsequent sale of any such Shares; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Applicable Taxes. Further, if the Participant is subject to taxation in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Applicable Taxes (if any) in more than one jurisdiction.

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ADDENDUM B TO THE AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
These Country-Specific Terms and Conditions include additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides or works in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Agreement and have the meanings set forth therein.

Canada
Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Award does not provide Participant any right to receive a cash payment and the Award may be settled only in Shares.
Exercise of Option. Notwithstanding Section 6(a) of the Agreement, the Participant may not pay the Exercise Price by delivery of Shares or by surrender of the Option.
Termination. Notwithstanding anything else in the Plan or the Agreement (including Addendum A), for purposes of the Agreement, the Participant’s employment or other association with the Company and its Affiliates shall be deemed to end on the date on which the Participant ceases to be actively employed by the Company and its Affiliates, which term “actively employed” shall include any period for which the Participant is deemed to be actively employed for purposes of applicable employment standards legislation, and shall exclude any other period of non-working notice of termination or any notice period, whether mandated or implied under local law during which the Participant is not actually employed (e.g., garden leave or similar leave) or during or for which the Participant receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Participant is no longer actively employed for purposes of the Agreement without reference to any other agreement, written or oral, including the Participant’s contract of employment, if applicable.
Securities Law Information. Shares acquired under the Plan are subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any shares acquired by the Participant pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial and territorial securities laws, including (a) Ontario Securities Commission Rule 72-503 Distributions Outside Canada (“72-503”), if the Participant is a resident in the Province of Ontario; (b) National Instrument 45-102 Resale of Securities (and in Québec, Regulation 45-102 respecting Resale of securities, collectively “45-102”), if the Participant is a resident in the Provinces of British Columbia, New Brunswick, Nova Scotia, or Québec or the territories of the Northwest Territories or Yukon Territory. In Ontario, the prospectus requirement does not apply to the first trade of shares issued in connection with the purchase rights, provided the conditions set forth in section 2.8 of 72-503 are satisfied. In British Columbia, New Brunswick, Nova Scotia, and Québec, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Award, provided the conditions set forth in section 2.14 of 45-102 are satisfied. The Shares acquired under the Plan may not be transferred or sold in Canada or to a Canadian resident other than in accordance with applicable provincial or territorial securities laws. The Participant is advised to consult his or her legal advisor prior to any resale of Shares.

Data Protection. Section 3 of Addendum A is replaced with paragraphs (a)-(c) below.
a.In order to facilitate the Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal data and sensitive personal information about the Participant (including, without limitation, the Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by the Participant). The Participant consents explicitly, willingly, and unambiguously to the Company (or its Affiliates or payroll administrators) collecting, holding and processing the Participant’s personal data and transferring this data (in electronic or other form, to the extent necessary) by and among, as applicable, the Participant’s employer, the Company and its Affiliates and any third party service provider assisting in the implementation, administration and management of the Plan, including legal, finance and accounting, stock plan administrators, information technology and human resources or similar consultants and advisors (“Third Party Service Providers”) (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. The Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. The Participant understands that the data may be transferred to a broker or Third Party Service Provider as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that

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the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than the Participant’s country. In connection therewith, it is possible that personal data may be disclosed to governments, courts or law enforcement or regulatory agencies in that other country in accordance with the laws of that country.
b.The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current. The Participant understands that the data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. Internal access to data is strictly limited to those employees who have a need to know such data in the performance of their duties.
c.Subject to limitations under applicable law, the Participant understands that the Participant may, at any time, make a request to view the Participant’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer the Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Participant and may result in the possible exclusion of the Participant from continued participation with respect to the Award or any future awards under the Plan.
Additional Provisions Applicable to Participants Resident in Quebec.

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

Data Protection. The following provision supplements the Data Privacy section above in this Addendum B:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, including Participant data, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and its Subsidiaries and the Committee, to disclose and discuss the Plan with their advisors, which may involve the disclosure of Participant data, to the extent necessary for the administration and operation of the Plan. The Participant further authorizes the Company and any Subsidiary to record such information and to keep such information in the Participant’s employee file.
India
Exchange Control Notification
Proceeds from the sale of Shares must be remitted to India during a designated period in accordance with applicable exchange control and other requirements. The Participant should consult the Participant’s advisor with respect to such requirements.
Taiwan
Securities Law Information
The Shares are not and will not be registered in Taiwan and therefore the Shares may not be offered to the public in Taiwan. Nothing in this document should be construed as the making of a public offer of securities in Taiwan.

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